Exhibit (a)(4)
SECOND ARTICLES OF AMENDMENT AND RESTATEMENT
OF
MSC INCOME FUND, INC.
FIRST: MSC Income Fund, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter;
SECOND: The following provisions are all the provisions of the charter of MSC Income Fund, Inc. currently in effect and as hereinafter amended:

ARTICLE I.
NAME
The name of the Corporation is MSC Income Fund, Inc.

ARTICLE II.
PURPOSE
The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including conducting and carrying on the business of a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”).
ARTICLE III.
RESIDENT AGENT AND PRINCIPAL OFFICE
The address of the principal office of the Corporation in the State of Maryland is c/o Capitol Corporate Services, Inc. 3206 Tower Oaks Blvd, 4th Floor, Rockville, Maryland 20852. The name and address of the resident agent of the Corporation in the State of Maryland are Capitol Corporate Services, Inc. 3206 Tower Oaks Blvd, 4th Floor, Rockville, Maryland 20852. The resident agent is a Maryland corporation.

ARTICLE IV.
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
Section 4.1    Number, Term and Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s board of directors (referred to as the “board of directors”). The number of directors of the Corporation is four, which number may be increased or decreased from time to time by the board of directors pursuant to the bylaws of the Corporation (“Bylaws”). Each director shall hold office for one year, until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal. Directors may be elected to an unlimited number of successive terms. A majority of the board of directors shall be independent directors, except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of such independent director’s successor. A director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act. The names of the directors currently in office are Dwayne L. Hyzak, Robert L. Kay, John O. Niemann, Jr. and Jeffrey B. Walker.
The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the Maryland General Corporation Law (the “MGCL”), subject to applicable requirements of the 1940 Act and except as may be provided by the board of directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), that any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.
Section 4.2    Extraordinary Actions. Except as provided in Section 6.2 and Section 8.1, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares of stock entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the board of directors and approved by the affirmative vote of holders of shares of stock entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 4.3    Authorization by Board of Directors of Stock Issuance. The board of directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of stock of any class or series, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter of the Corporation (the “Charter”) or the Bylaws.
Section 4.4    Quorum. The presence in person or by proxy of the holders of stock of the Corporation entitled to cast a majority of the votes entitled to be cast at the meeting shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of stock entitled to cast a majority of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.
Section 4.5    Preemptive Rights. Except as may be provided by the board of directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.3 or Section 5.4 or as may otherwise be provided by contract approved by the board of directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.
Section 4.6    Appraisal Rights. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the board of directors, upon the affirmative vote of a majority of the board of directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.
Section 4.7    Determinations by Board of Directors. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the board of directors consistent with the Charter shall be final and conclusive and shall be binding upon the Corporation and every stockholder: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of stated capital, capital surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; the application of any provision of the Charter in the case of any ambiguity, including, without limitation, any provision of the definitions of Affiliate and Sponsor; any conflict between the MGCL and the provisions set forth in the North American Securities Administrators Association (“NASAA”) Omnibus Guidelines; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or the Bylaws or otherwise to be determined by the board of directors, including changing the name of the Corporation; provided, however, that any determination by the board of directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no director shall be liable for making or failing to make such a determination; and provided further that for so long as the shares of Common Stock (as hereinafter defined) do not qualify as “covered securities” as defined by Section 18 of the Securities Act of 1933, as amended (the “1933 Act”), to the extent the board of directors determines that the MGCL conflicts with the provisions set forth in the NASAA Omnibus Guidelines, the NASAA Omnibus Guidelines control to the extent any provisions of the MGCL are not mandatory.
Section 4.8    Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to remove one or more directors, any director, or the entire board of directors, may be removed from office at any time only for cause and only by the affirmative vote of holders of shares of stock entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. For purposes of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.
ARTICLE V.
STOCK
Section 5.1    Authorized Stock. The Corporation has authority to issue 500,000,000 shares of stock, of which 450,000,000 shares are classified as common stock, $0.001 par value per share (“Common Stock”), and 50,000,000 shares are classified as Preferred Stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized stock having a par value is $500,000. All stock shall be fully paid and nonassessable when issued, and the Corporation shall not make any mandatory assessment against any stockholder beyond such stockholder’s subscription commitment. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the entire board of directors, including a majority of the independent directors, without any action by the stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.
Section 5.2    Common Stock. Except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. Except as otherwise provided in the Charter, and subject to the express terms of any class or series of Preferred Stock, holders of Common Stock shall have the exclusive right to vote on all matters as to which a stockholder is entitled to vote pursuant to applicable law at all meetings of stockholders. Unless otherwise provided, holders of Common Stock shall not be entitled to redemption, sinking fund, or conversion rights. The board of directors, including a majority of the independent directors, may classify or reclassify any unissued shares of Common Stock from time to time, into one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations, as to dividends or other distributions, qualifications, or terms or conditions of redemption for each class or series of stock.
Section 5.3    Preferred Stock. The board of directors, including a majority of the independent directors, may classify or reclassify any unissued shares of Preferred Stock from time to time, into one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series of stock.
Section 5.4    Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the board of directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the board of directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the resolution or other instrument establishing any such class or series.
Section 5.5    Deferred Payments. The Corporation shall not have authority to make arrangements for deferred payments on account of the purchase price of the Corporation’s stock unless all of the following conditions are met: (a) such arrangements are warranted by the Corporation’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Corporation; (c) the deferred payments shall be evidenced by a promissory note of the stockholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment; and (d) selling commissions and front end fees paid upon deferred payments are payable when payment is made on the note. The Corporation shall not sell or assign the deferred obligation notes at a discount. In the event of a default in the payment of deferred payments by a stockholder, the stockholder may be subjected to a reasonable penalty.
Section 5.6    Charter and Bylaws. The rights of all stockholders of the Corporation and the terms of all stock in the Corporation are subject to the provisions of the Charter and the Bylaws. The board of directors shall have the exclusive power to make, alter, amend or repeal the Bylaws.
Section 5.7    Periodic Repurchase Rights.
(a)Commencing twelve (12) months after the date that the Corporation holds its initial closing under its registration statement on Form N-2 (File No. 333-178548) filed with the Securities and Exchange Commission (“SEC”), the Corporation shall offer to repurchase up to two and a half percent (2.5%) of the weighted average number of shares of Common Stock outstanding in the prior four calendar quarters from the holders thereof on the date of the first closing in January, April, July and August, or on such other date and time as determined by the board of directors of the Corporation and disclosed to the holders of the Common Stock through any means reasonably designed to inform the holders of the Common Stock thereof prior to the such repurchase date (each such date, the “Repurchase Date”), at a price per share of Common Stock equal to the net asset value per share, as determined within 48 hours prior to the Repurchase Date; provided, however, that the number of shares of Common Stock to be repurchased by the Corporation under this Section 5.7(a) during any calendar year shall be limited to the number of shares of Common Stock that the Corporation can repurchase with the proceeds it receives from the sale of shares of Common Stock under the Corporation’s distribution reinvestment plan, unless the board of directors of the Corporation determines otherwise. The Corporation shall repurchase shares of Common Stock under this Section 5.7(a) on a pro rata basis from among the requests for repurchase received by it in the event that it cannot satisfy all repurchase requests made by holders of Common Stock because of any of the limitations set forth herein. For avoidance of doubt, no holder of Common Stock shall be obligated to tender or otherwise present any shares of Common Stock for repurchase by the Corporation pursuant to the provisions of this Section 5.7(a), but may elect to do so subject to the terms and conditions contained in this Section 5.7 and otherwise specified by the Corporation in connection therewith.
(b)The board of directors of the Corporation shall have the right to suspend or terminate any repurchase to be made under Section 5.7(a) to the extent that such repurchase would cause the Corporation to violate federal law or the MGCL or otherwise to suspend or terminate the repurchase right and all of the Corporation’s obligations set forth in Section 5.7(a) to the extent that it determines that it is in the best interest of the Corporation to do so. The Corporation shall promptly notify the holders of Common Stock of any changes to the repurchase right and the Corporation’s obligations under Section 5.7(a), including any suspension or termination referred in this Section 5.7(b), through any means reasonably designed to inform the holders of the Common Stock thereof.
(c)All requests for repurchase must be made in writing and received by the Corporation at least five Business Days prior to the applicable Repurchase Date. A holder of Common Stock may also withdraw a repurchase request in connection with the repurchase right set forth in Section 5.7(a). Withdrawal requests must also be made in writing and received by the Corporation at least five Business Days prior to the applicable Repurchase Date. The Corporation will redeem shares on the Repurchase Date. The Corporation shall develop any other procedures necessary to effectuate the repurchase right set forth in Section 5.7(a), including the form of repurchase requests holders of Common Stock are required to tender to the Corporation in connection with each repurchase in accordance with Section 5.7(a), and inform the holders of Common Stock through any means reasonably designed to inform the holders of the Common Stock thereof.
(d)The repurchase right and all of the Corporation’s obligations set forth in this Section 5.7 will terminate on the date that the Common Stock is listed on a national securities exchange, is included for quotation in a national securities market or, in the sole determination of the board of directors of the Corporation, a secondary trading market for the Common Stock otherwise develops.
(e)All shares of Common Stock to be repurchased in accordance with Section 5.7(a) must be (i) fully transferable and not be subject to any liens or other encumbrances and (ii) free from any restrictions on transfer. If the Corporation determines that a lien or other encumbrance or restriction exists against the shares of Common Stock, the Corporation shall have no obligation to repurchase, and shall not repurchase, any of the shares of Common Stock subject to the lien or other encumbrance or restriction.
(f)For purposes of Section 5.7(c), “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.
ARTICLE VI.
AMENDMENTS; CERTAIN EXTRAORDINARY ACTIONS
Section 6.1    Amendments Generally. The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.
Section 6.2    Approval of Certain Amendments. The affirmative vote of the holders of shares of stock entitled to cast at least two-thirds of all the votes entitled to be cast on the matter shall be necessary to effect:
(a)Any amendment to the Charter to make the Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);
(b)The dissolution of the Corporation; and
(c)Any amendment to Section 4.2, Section 4.8, Section 6.1 or this Section 6.2.
Section 6.3    Applicability of Certain Provisions. Notwithstanding anything to the contrary set forth in the Charter, if and to the extent the Corporation’s shares of Common Stock are qualified as “covered securities” as defined by Section 18 of the 1933 Act, the following sections or articles of the Charter shall not apply and shall be of no force and effect: Section 5.5, Section 6.2(a) and (b), Article VIII and Article IX.
ARTICLE VII.
LIMITATION OF LIABILITY; INDEMNIFICATION AND
ADVANCE OF EXPENSES
Section 7.1    Limitation of Stockholder Liability. No stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a stockholder, nor shall any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a stockholder.
Section 7.2    Limitation of Director and Officer Liability. To the fullest extent permitted by Maryland law, subject to any limitation set forth under the federal securities laws, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Section 7.2, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section 7.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.
Section 7.3    Indemnification and Advance of Expenses. Subject to any limitations set forth under Maryland law or the federal securities laws, the Corporation shall indemnify and hold harmless from and against all liability, loss, judgments, penalties, fines, settlements, and reasonable expenses (including, without limitation, reasonable attorneys’ fees and amounts paid in settlement) (collectively, “Liability and Losses”), and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Adviser or any of its Affiliates acting as an agent of the Corporation (each such person, an “Indemnitee”). The rights to indemnification and advance of expenses provided to a director or officer hereby shall vest immediately upon election of such director or officer. The Corporation may, with the approval of the board of directors or any duly authorized committee thereof, provide such indemnification and advancement of expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The board of directors may take such action as is necessary to carry out this Section 7.3.
Section 7.4    Express Exculpatory Clauses in Instruments. Neither the stockholders nor the directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being stockholders, directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any stockholder, director, officer, employee or agent liable thereunder to any third party, nor shall the directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.
Section 7.5    Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 7.6    Non-Exclusivity. The exculpation, indemnification and advancement of expenses provided or authorized by this Article VII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the Bylaws, a resolution of stockholders or the board of directors, an agreement or otherwise.
Section 7.7    1940 Act. The provisions of this Article VII shall be subject to the limitations set forth in the 1940 Act.
ARTICLE VIII.
STOCKHOLDERS
Section 8.1    Voting Rights of Stockholders. Subject to the provisions of any class or series of stock then outstanding and the mandatory provisions of any applicable laws or regulations, the stockholders may, upon the affirmative vote of stockholders entitled to cast a majority (or such other percentage as required by Article VI hereof) of all the votes entitled to be cast on the matter, and without the necessity for concurrence by the Adviser: (a) amend the Charter (other than as otherwise expressly set forth herein); (b) remove the Adviser and elect a new investment adviser; or (c) approve or disapprove the sale of all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business. Without approval of stockholders entitled to cast of a majority of all the votes entitled to be cast on the matter, the Corporation shall not: (a) amend the Charter except for amendments that do not adversely affect the interests of the stockholders; (b) except in connection with termination of any investment advisory agreement by the Adviser upon 120 days’ written notice to the Corporation, without cause or penalty (in which case the Adviser will cooperate with the Corporation and the board of directors in making an orderly transition in the advisory function), permit the Adviser to voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the stockholders; (c) appoint a new investment adviser; (d) sell all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business or as otherwise permitted by law; or (e) cause the merger or similar reorganization of the Corporation except as permitted by law. With respect to any shares owned by the Adviser, the Adviser may not vote or consent on matters submitted to the stockholders regarding the removal of the Adviser or regarding any transaction between the Corporation and the Adviser. In determining the existence of the requisite percentage of the Corporation’s shares of stock entitled to vote on the matter and necessary to approve a matter on which the Adviser may not vote or consent pursuant to this Section 8.1, any shares of the Corporation’s stock entitled to vote on the matter and owned by the Adviser shall not be included.
Section 8.2    Right of Inspection. Any stockholder and any designated representative thereof shall be permitted access to the records of the Corporation to which it is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours. Stockholders shall have the right to access the Corporation’s records pertaining to its stockholders as set forth in the Bylaws.
Section 8.3    Reports. The board of directors shall take reasonable steps to ensure that the Corporation shall cause to be prepared and mailed or delivered by any reasonable means, including electronic medium, to stockholders during each year the following reports of the Corporation (either included in a periodic report filed with the SEC or distributed in a separate report):
(a)Quarterly Reports. Within 60 days of the end of each quarter, a report containing the same financial information contained in the Corporation’s Quarterly Report on Form 10-Q filed by the Corporation under the Securities Exchange Act of 1934, as amended (the “1934 Act”).
(b)Annual Report. Within 120 days after the end of the Corporation’s fiscal year, an annual report containing (i) a balance sheet as of the end of each fiscal year and statements of income, equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor’s report containing an opinion of an independent certified public accountant; (ii) a report of the activities of the Corporation during the period covered by the report; (iii) where forecasts have been provided to the Corporation’s stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions by the Corporation for the period covered thereby and separately identifying distributions from (1) cash flow from operations during the period; (2) cash flow from operations during a prior period which have been held as reserves; (3) proceeds from disposition of Corporation’s assets; and (4) reserves from the gross proceeds.
(c)Previous Reimbursement Reports. The Adviser shall prepare or shall cause to be prepared a report, prepared in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports, and distributed to stockholders not less than annually, containing an itemized list of the costs reimbursed to the Adviser for the previous fiscal year. The special report shall at a minimum provide (i) a review of the time records of individual employees, the costs of whose services were reimbursed; and (ii) a review of the specific nature of the work performed by each such employee.
(d)Proposed Reimbursement Reports. The Adviser shall prepare or shall cause to be prepared a report containing an itemized estimate of all proposed expenses for which it shall receive reimbursements for the next fiscal year, together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.
(e)Tax Information. Within 75 days after the end of the Corporation’s fiscal year, all information necessary for stockholders to prepare their federal income tax returns.
(f)If stock has been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (a) – (b) above; then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Corporation in response to any defaults, and a discussion and analysis of the impact on capital requirements of the Corporation.
ARTICLE IX.
ROLL-UP TRANSACTIONS
Section 9.1    Roll-Up Transactions. In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and the stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to holders of Common Stock who vote against the proposed Roll-Up Transaction the choice of:
(a)accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b)one of the following:
(i)remaining as holders of Common Stock and preserving their interests therein on the same terms and conditions as existed previously; or
(ii)receiving cash in an amount equal to their pro rata share of the appraised value of the net assets of the Corporation.
The Corporation is prohibited from participating in any proposed Roll-Up Transaction:
(a)that would result in the holders of Common Stock having voting rights in a Roll-Up Entity that are less than the rights provided for in Section 8.1 hereof;
(b)that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of stock by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the stock held by that investor;
(c)in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Section 8.2 hereof; or
(d)in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the holders of Common Stock.
ARTICLE X.
DEFINITIONS
As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:
Adviser. The term “Adviser” shall mean MSC Adviser I, LLC, the Corporation’s investment adviser, or any successor to MSC Adviser I, LLC.
Affiliate or Affiliated. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
Independent Expert. The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Sponsor who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation, and who is qualified to perform such work.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the 1934 Act.
Roll-Up Entity. The term “Roll-Up Entity” shall mean a partnership, trust, corporation or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.
Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the stockholders. Such term does not include:
(a)a transaction involving securities of the Roll-Up Entity that have been listed for at least twelve months on a national exchange or traded for at least twelve months through the National Association of Securities Dealers Automated Quotation- National Market System; or
(b)a transaction involving the conversion to another corporate form or to a trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
(i)voting rights of the holders of Common Stock;
(ii)the term of existence of the Corporation;
(iii)Sponsor or Adviser compensation; or
(iv)the Corporation’s investment objectives.
Sponsor. The term “Sponsor” shall mean any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Corporation, (ii) will control, manage or participate in the management of the Corporation, and any Affiliate of any such Person, (iii) takes the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Corporation, (vi) possesses significant rights to control assets, (vii) receives fees for providing services to the Corporation which are paid on a basis that is not customary in the industry or (viii) provides goods or services to the Corporation on a basis which was not negotiated at arm’s-length with the Corporation. “Sponsor” does not include any Person whose only relationship with the Corporation is that of an independent manager of a portion of the Corporation’s assets and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

ARTICLE XI.
DURATION OF THE CORPORATION
The Corporation shall continually perpetually unless terminated pursuant to the provisions contained herein or pursuant to any applicable provision of the MGCL.

ARTICLE XII.
TRANSFER RESTRICTIONS
During the period beginning on the date of the commencement of trading of shares of Common Stock on a national securities exchange or national securities association registered with the SEC (the “Trading Date”) following a Listing (as defined below) and ending at the expiration of 365 days after the Trading Date, any transfer (whether by sale, gift, merger, operation of law or otherwise), exchange, assignment, pledge, hypothecation or other disposition or encumbrance (collectively, “Transfer”) of any shares of Common Stock acquired by a stockholder prior to a Listing shall be prohibited, and therefore not effective, until the later of (a) the applicable Effective Date described in this Article XII and (b) the date of such Transfer, unless (i) the board of directors provides prior written consent with respect to all or any portion of the shares of Common Stock otherwise subject to a restriction on Transfer under this Article XII and (ii) the Transfer is made in accordance with applicable securities and other laws.
The term “Listing” means the listing of the shares of Common Stock on a national securities exchange or national securities association registered with the SEC. The “Effective Date” shall mean 180 days after the Trading Date for one-third of the shares of Common Stock acquired by a stockholder prior to the Listing, 270 days after the Trading Date for two-thirds of the shares of Common Stock acquired by a stockholder prior to the Listing and 365 days after the Trading Date for all of the shares of Common Stock acquired by a stockholder prior to the Listing.
The board of directors may impose certain conditions in connection with granting its consent to a Transfer with respect to all or any portion of the shares of Common Stock otherwise subject to a restriction on Transfer under this Article XII and any such consent shall be granted in the sole discretion of the board of directors. Any purported Transfer of any shares of Common Stock effected in violation of this Article XII shall be void ab initio and shall have no force or effect, and the Corporation shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records.
ARTICLE XIII.
MISCELLANEOUS
Section 13.1    Provisions in Conflict with Law or Regulations.

(a)If and to the extent that any provision of the Charter or the Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act shall control; provided, however, that such conflict shall not affect any of the remaining provisions of the Charter or the Bylaws or render invalid or improper any action taken or omitted prior to such determination.
(b)If any provision of the Charter or the Bylaws shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of the Charter or the Bylaws in any jurisdiction.
THIRD: The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.
FOURTH: The name and address of the Corporation’s current resident agent and the current address of the principal office of the Corporation are as set forth in Article III of the foregoing amendment and restatement of the charter.
FIFTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Section 4.1 of Article IV of the foregoing amendment and restatement of the charter.
SIXTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement, the number of shares of each class or series thereof, and the aggregate par value of all shares of stock of the Corporation having par value were not changed by the amendments set forth in the foregoing amendment and restatement of the charter of the Corporation.
SEVENTH: The undersigned Chief Executive Officer acknowledges these Second Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on __________, 202__.

MSC INCOME FUND, INC.

Attest:		By:
	Jason B. Beauvais	Name:	Dwayne L. Hyzak
	Secretary	Title:	Chief Executive Officer